Index Options Contract Schedule- Index Protection Strategy Rider

Owner: [John Doe] Contract Number: [??687456]
[Joint Owner: [Jane Doe]] Issue Date: [04/15/10]
Annuitant: [John Doe] Scheduled Annuity Date: [04/15/65]

Alternate Minimum Value
AMV Factor [87.50]%
AMB Factor [87.50]%
Alternate Interest Rate [1.00]%

Allocation Guidelines:
1. Currently, you can select up to [4] of the Index Protection Strategy Index Options.
2. Allocations must be made in whole percentages.

Index Protection Strategy Index Options
Index	Minimum Declared Protection Strategy Credit for all Index Years
[S&P 500® Index	[1.50]%]
[Nasdaq-100® Index	[1.50]%]
[Russell 2000® Index	[1.50]%]
[EURO STOXX 50®	[1.50]%]

If an Index is Added or Substituted
We may add or substitute an Index and will send notice of the change to you and any assignee of record at your last known address. We will seek regulatory approval prior to substituting an Index.

If an Index is Renamed
If an Index is renamed, we will send notice of the new name to you and any assignee of record.

S40895-ADV-01                                                      [Admin Tracking Identifier]